Exhibit 99.1

Paul G. Viall, Jr. Retires from the Boards of Directors

of Lakeland Bancorp, Inc. and Lakeland Bank

OAK RIDGE, N.J., January 18, 2012 – Mary Ann Deacon, Chairman of Lakeland Bancorp, Inc. (Nasdaq: LBAI) and Lakeland Bank, announced today that Paul G. Viall, Jr. retired as a member of the Board of Directors effective as of January 16, 2012.

Mr. Viall, 65, a director of Lakeland Bancorp and Lakeland Bank since 2004, continues to serve as the Chairman and Chief Executive Officer of Tweed Virginia, L.L.C., a Virginia retailing company, and Ridgecrest Holdings, L.L.C., a Florida venture capital and management consulting company.

“We are thankful for the significant contributions that Paul has made to the Boards of Lakeland Bancorp and Lakeland Bank during his tenure as a director,” said Ms. Deacon. “His 43 year management career, including 36 years as a CEO of five corporations and prior service at Newton Financial Corporation, provided our Board with a valuable perspective. We wish him continued success in his future endeavors.”

About Lakeland Bancorp and Lakeland Bank:

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.7 billion and 47 offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank’s full line of products and services, visit www.lakelandbank.com.